IMPORTANT NEWS ABOUT THE ALTERNATIVE STRATEGIES MUTUAL FUND

June 28, 2010

To the Shareholders of the Alternative Strategies Mutual Fund:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment sub-advisor to the Alternative Strategies Mutual Fund (the “Fund”), a series of the Trust for Professional Managers (the “Trust”).

As described in the enclosed Information Statement, on April 20, 2010, the Board of Trustees of the Trust approved the appointment of Armored Wolf, LLC (“Armored Wolf”) as a new sub-advisor to manage a portion of the Fund’s assets effective as of May 1, 2010.  Accordingly, Ascentia Capital Partners, LLC (“Ascentia”), the Fund’s investment adviser, has entered into a new sub-advisory agreement with Armored Wolf.  The sub-advisory agreement with Armored Wolf was approved by the Trust’s Board of Trustees in accordance with an exemptive order granted to the Fund by the Securities and Exchange Commission on October 15, 2008.  The following pages provide more information about Armored Wolf.  Please take a few moments to read this information.  Call us at 866-506-7390 if you have any questions or would like additional information.

On behalf of Ascentia, I thank you for your continued investment.

Sincerely,

Stephen McCarty
President
Ascentia Capital Partners, LLC

ALTERNATIVE STRATEGIES MUTUAL FUND
A SERIES OF TRUST FOR PROFESSIONAL MANAGERS
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW SUB-ADVISOR

This Information Statement is being mailed on or about July 1, 2010 to shareholders of record as of May 31, 2010 (the “Record Date”).  The Information Statement is being provided to shareholders of the Alternative Strategies Mutual Fund (the “Fund”), a series of the Trust for Professional Managers (the “Trust”), 615 East Michigan Street Milwaukee, Wisconsin 53202, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust and Ascentia Capital Partners, LLC (“Ascentia” or the “Adviser”), the investment adviser to the Fund, received from the Securities and Exchange Commission (the “SEC”) on October 15, 2008.  The exemptive order permits the Adviser, subject to approval of the Trust’s Board of Trustees (the “Board”), to enter into or materially amend sub-advisory agreements without obtaining shareholder approval, provided that an Information Statement is sent to the shareholders of the Fund.  The Board reviews the Fund’s sub-advisory agreements annually.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
THIS INFORMATION STATEMENT
This Information Statement is available at www.ascentiafunds.com

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund will bear the expenses incurred with preparing and distributing this Information Statement.  One Information Statement may be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the shareholders.

YOU MAY OBTAIN A COPY OF THE FUND’S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY WRITING TO ALTERNATIVE STRATEGIES MUTUAL FUND, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201 OR BY CALLING (TOLL-FREE) 866-506-7390.

THE ADVISER AND ITS ADVISORY AGREEMENT

Ascentia Capital Partners, LLC, a Nevada limited liability company, is located at 5485 Kietzke Lane, Reno, Nevada 89511.  The Adviser entered into an Investment Advisory Agreement dated September 20, 2007 (the “Advisory Agreement”) with the Trust, on behalf of the Fund, to serve as the Investment Adviser to the Fund.  The Advisory Agreement was submitted to a vote of the initial shareholder of the Fund on March 3, 2008.  The Advisory Agreement continues in effect for an initial period of two years from the date of the Fund’s inception on March 3, 2008, and subsequently from year to year thereafter only if such continuance is specifically approved at least annually by the Board, including a majority of trustees of the Trust who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement or by vote of a majority of the Fund’s outstanding voting securities.  The Advisory Agreement is terminable without penalty by the Trust, on behalf of the Fund, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty days’ written notice, or by the Adviser upon sixty days’ written notice, and will automatically terminate in the event of its “assignment” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Advisory Agreement provides that the Adviser, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties under the Advisory Agreement, will not be subject to liability to the Trust or the Fund or any shareholder of the Fund for any act or omission in the course of, or in connection with, rendering services under the Advisory Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.  In addition, each party to the Advisory Agreement is indemnified by the other against any loss, liability, claim, damage or expense arising out of the such indemnified party’s performance or non-performance of any duties under the Advisory Agreement, except in the case of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of it obligations and duties.

As compensation for its services, the Adviser receives a management fee from the Fund at the annual rate of 1.95% of the Fund’s average daily net assets, payable on a monthly basis.  From the Fund’s management fees, the Adviser pays the Fund’s sub-advisors a sub-advisory fee.  The Adviser currently utilizes five sub-advisors, including Armored Wolf.  Under the Advisory Agreement, the Adviser monitors the performance of the sub-advisors on an ongoing basis.  Factors the Adviser considers with respect to each sub-advisor include, among others:

•	the qualifications of the sub-advisor’s investment personnel;
•	the sub-advisor’s investment philosophy and process; and
•	the sub-advisor’s long-term performance results.

Each sub-advisor to the Fund serves pursuant to a separate sub-advisory agreement under which the sub-advisor manages a portion of the Fund’s investment portfolio allocated to it by the Adviser, and provides related compliance and record-keeping services.  Two of the other sub-advisors, Dunham & Associates Investment Counsel, Inc. and DuPont Capital Management Corporation, were previously appointed as sub-advisors to the Fund, without shareholder approval, in accordance with the exemptive order described above.  In connection with each appointment, an Information Statement was sent to shareholders.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

At a meeting of the Board held April 20, 2010 (the “April 2010 Meeting”), the Board, including a majority of the trustees who are not “interested persons” of the Trust under the meaning of the 1940 Act (the “Independent Trustees”), reviewed the various factors relevant to the Board’s consideration of the Armored Wolf Sub-Advisory Agreement and the Board’s legal responsibilities related to such consideration and after analysis and discussions of the factors identified below, approved an investment sub-advisory agreement (the “Armored Wolf Sub-Advisory Agreement”) between the Adviser and Armored Wolf.

Nature, Extent and Quality of Services Provided by Armored Wolf:  The Board considered: (i) Armored Wolf’s organization; (ii) its favorable history, reputation, qualification and background, as well as the qualifications of its personnel; (iii) the expertise that Armored Wolf offers in providing portfolio management services to other similar portfolios and the performance history of those portfolios; (iv) its proposed investment strategy for the Fund; and (v) its compliance program.  The Board specifically took into account Armored Wolf’s investment process, evaluating how Armored Wolf would complement the Fund’s existing sub-advisors.  The Board also discussed the acceptability of the terms of the Armored Wolf Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund’s other sub-advisory agreements.  The Board also discussed Armored Wolf’s back-office, compliance and operational capabilities.  Based on the foregoing, and based on other information received (both oral and written, including the information on investment performance referenced below) and other considerations, the Board concluded that Armored Wolf was in a position to provide a high quality of services to the Fund.

Investment Performance of Armored Wolf:  For purposes of evaluating the nature, extent and quality of services provided under the Armored Wolf Sub-Advisory Agreement, the Board carefully reviewed Armored Wolf’s performance history, including the performance history of other accounts previously managed by Armored Wolf’s portfolio manager, John Brynjolfsson.  In this regard, the Board accorded weight to Armored Wolf’s other similarly managed accounts, absolute and relative returns (versus the Fund’s benchmarks), and accounts previously managed by Mr. Brynjolfsson. The Board concluded that, in light of the market conditions, Armored Wolf performed favorably.

Costs of Services Provided:  The Board reviewed the proposed level of sub-advisory fees, noting that the proposed fees would be paid by the Adviser and would not impact the fees paid by the Fund.  The Board concluded that the proposed Armored Wolf sub-advisory fee was reasonable.

Profitability and Economies of Scale to be Realized:  The Board recognized that, because Armored Wolf’s fees would be paid by the Adviser and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Advisory Agreement, which was considered separately at a meeting of the Board on January 18, 2010.

The recommendation to hire Armored Wolf was made by the Adviser in the ordinary course of its ongoing evaluation of its sub-advisors.  Importantly, the recommendation to hire Armored Wolf to manage a portion of the Fund’s assets was based on an evaluation of the qualifications of Armored Wolf’s investment personnel, investment philosophy and process and long-term performance results, among others factors, including the Adviser’s analysis that Armored Wolf’s investment strategy is complementary to the investment strategy of the Fund’s other sub-advisors.

INFORMATION REGARDING THE INVESTMENT SUB-ADVISORY AGREEMENT WITH ARMORED WOLF

The fees each sub-advisor of the Fund receives are paid from the Adviser’s management fees set forth below.  For its services under the investment advisory agreement with the Trust, the Adviser receives a management fee of 1.95% of the average net assets of the Fund, computed daily and payable monthly.  The Adviser has contractually committed to waive its management fees or reimburse Fund expenses to the extent necessary to maintain the net operating expense ratio of the Fund (exclusive of acquired fund fees and expenses, dividends on short sales, interest, taxes and extraordinary expenses) at 2.75% and 2.50% of the Fund’s average net assets for Class A and Class I shares, respectively, for at least an initial three-year period ending August 31, 2011.  In addition, the Adviser may voluntarily agree to waive a portion of the management fees payable to it above and beyond any amount waived under such agreement.

For the fiscal year ended February 28, 2010, the Fund paid the Adviser the following management fees:

Advisory Fee	Waiver	Advisory Fee after Waiver
$375,220	$(173,703)	$201,517

The Armored Wolf Sub-Advisory Agreement was approved by the Board at the April 2010 Meeting for an initial term of two years.  Thereafter, continuance of the Armored Wolf Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Armored Wolf Sub-Advisory Agreement provides that it will terminate automatically in the event of its “assignment” within the meaning of the 1940 Act, except as otherwise provided by applicable law or the exemptive order.

Other than the effective and renewal dates, and the rate of compensation paid by the Adviser to particular sub-advisors, the terms of the Armored Wolf Sub-Advisory Agreement are substantially similar to the sub-advisory agreements between the Adviser and the other sub-advisors of the Fund.  The Armored Wolf Sub-Advisory Agreement provides that Armored Wolf, among other duties, will make all investment decisions for the portion of the Fund’s assets allocated to Armored Wolf using the Fund’s Global/Macro Strategy, as described in the Fund’s prospectus.  Armored Wolf, subject to the supervision of the Board and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the portion of the Fund’s assets allocated to Armored Wolf.  Armored Wolf also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s assets.

The Armored Wolf Sub-Advisory Agreement provides that the Adviser will compensate Armored Wolf on the basis of the average daily net assets of the Fund allocated to Armored Wolf.  The Adviser compensates Armored Wolf from the management fees that it receives from the Fund.  Armored Wolf generally will pay all expenses it incurs in connection with its activities under the Armored Wolf Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.  The table below illustrates the aggregate sub-advisory fees paid by the Adviser on behalf of the Fund to the sub-advisors responsible for the Fund’s management for the fiscal year ended February 28, 2010:

Sub-Advisory Fees (total dollar amount)	Sub-Advisory Fees (as a percentage of net assets)
$310,730.77	0.93%

The Armored Wolf Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Adviser, or (ii) by Armored Wolf, all on not less than sixty days’ written notice to Armored Wolf, the Adviser and the Trust.

INFORMATION ABOUT ARMORED WOLF

Armored Wolf is incorporated under the laws of the state of Delaware and is an investment adviser, registered as such under the 1940 Act.  Armored Wolf offers investment advisory services and global perspective to investors.  As of March 31, 2010, Armored Wolf had approximately $100 million in assets under management.  Armored Wolf is located at 65 Enterprise, Aliso Viejo, California 92656.  Armored Wolf is controlled by its Chief Investment Officer, Mr. John Brynjolfsson.

The following table provides information on the principal executive officers and directors of Armored Wolf:

Name and Address*	Title and Principal Occupation
John Brynjolfsson	Chief Investment Officer, Managing Director
Alan Andreini	Chief Executive Officer, Managing Director
Mohan Phansalkar	Chief Legal Officer, Chief Compliance Officer, Managing Director
Roy Pemberton	Chief Financial Officer
* The principal mailing address of each individual is that of Armored Wolf’s principal offices as stated above.

John Brynjolfsson is the Portfolio Manager and responsible for the day-to-day management of the segment of the Fund’s assets managed by Armored Wolf.  Mr. Brynjolfsson founded Armored Wolf in 2008, acts as Chief Investment Officer and Managing Director, and is a member of the firm’s Management and Investment Committees. As Chief Investment Officer, he is responsible for overseeing all investment activity at Armored Wolf.  Mr. Brynjolfsson has over 20 years of investment experience and a background in risk management. From 2003 to 2008, Mr. Brynjolfsson was the Managing Director at Pacific Investment Management Company, LLC (“PIMCO”), a registered investment adviser, where he launched and grew PIMCO’s Real Return platform to approximately $80 billion before his departure in 2008. In this role, Mr. Brynjolfsson ran PIMCO’s 2nd, 3rd, and 4th largest public funds which included the world’s largest commodities fund and two large inflation-linked bond funds. Mr. Brynjolfsson is regarded as one of the world’s foremost authorities on inflation linked investing, having written several books on the topic and worked with the US Treasury to design the TIPS market in 1996.

Other Investment Companies Advised or Sub-Advised by Armored Wolf.  Armored Wolf currently does not act as an adviser or sub-advisor to any other registered investment companies, or funds, having similar investment objectives and policies to those of the Fund.  Armored Wolf has not waived, reduced or otherwise agreed to reduce its compensation under any contract with any other fund.

ADDITIONAL INFORMATION ABOUT THE FUND

ADMINISTRATOR AND TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the administrator and transfer agent of the Fund.

PRINCIPAL UNDERWRITER

Quasar Distributors, LLC, a subsidiary of U.S. Bancorp, located at 615 East Michigan, 4th Floor, Milwaukee, Wisconsin 53202, serves as the principal underwriter and distributor of the Fund.

CUSTODIAN

U.S. Bank N.A., Custody Operations, located at 1555 North River Center Drive, Suite 302 Milwaukee, Wisconsin 53212, provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual and semi-annual reports are available by request, without charge, by writing to the Alternative Strategies Mutual Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201, or by calling (toll-free) 866-506-7390.

RECORD OF BENEFICIAL OWNERSHIP

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of the Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of a company or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund.  For each person listed that is a company, the jurisdiction under the laws of which the company is organized (if applicable) and the company’s parents are listed.  As of the Record Date, the following shareholders were considered to be either a control person or principal shareholder of the Fund:

Alternative Strategies Mutual Fund – Class A shares
Name and Address	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Pershing, LLC For the Benefit of Its Customers P.O. Box 2052 Jersey City, NJ 07303-2052	46.00%	Record	The Bank of New York Mellon Corporation	New York
Barry and Arlene Fink 50 Harmon Rd Edison, NJ 08837-2719	18.29%	Beneficial	N/A	N/A
Legent Clearing, LLC For the Benefit of Its Customers 9300 Underwood Ave, Ste 400 Omaha, NE 68114-2685	17.12%	Record	N/A	Delaware
STIFEL NICOLAUS & CO INC f/b/o Lewis R. Jaffe IRA 501 N. Broadway St. Louis, MO 63102-2131	8.07%	Beneficial	N/A	N/A

Alternative Strategies Mutual Fund – Class I shares
Name and Address	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Denis J. Nayden One Stamford Plaza 263 Tresser Blvd, Ste 1500 Stamford, CT 06901-3236	25.32%	Beneficial	N/A	N/A
LPL Financial Corporation For the Benefit of Its Customers 9785 Towne Centre Drive San Diego, CA 92121-1968	11.01%	Record	LPL Holdings, Inc.	California
Pershing, LLC For the Benefit of Its Customers PO Box 2052 Jersey City, NJ 07303-2052	10.53%	Record	The Bank of New York Mellon Corporation	NY
Ameritrade, Inc. For the Benefit of Its Customers P.O. Box 2226 Omaha, Nebraska 68103-2226	7.33%	Record	TD Ameritrade, Inc.	New York
Dunham Trust Company P.O. Box 3385 Cincinnati, OH 45263-0001	6.32%	Beneficial	N/A	N/A

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own any of the outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year.  Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to the Fund, such as annual and semi-annual reports, proxy materials, quarterly statements, etc., are being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions by contacting the Fund in writing at Alternative Strategies Mutual Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or by calling (toll-free) 866-506-7390.  Shareholders sharing an address who are currently receiving multiple copies of such documents may request delivery of a single copy by contacting the Fund at the same address or telephone number.